APPENDIX 2:	FINANCIAL FRAMEWORK FOR THE GENERAL FUND AND CONSOLIDATED ENTITIES

TABLE 1

Financial framework for the General Fund and consolidated entities
(millions of dollars)

	2017-	2018-	2019-	2020-	2021-	2022-
	2018	2019	2020	2021	2022	2023
GENERAL FUND
Revenue
Own-source revenue excluding that
from government enterprises	57 148	58 784	60 713	62 519	64 599	66 847
% change	4.2	2.9	3.3	3.0	3.3	3.5
Revenue from government enterprises	4 659	3 879	3 948	4 179	4 329	4 477
% change	–1.6	–16.7	1.8	5.9	3.6	3.4
Federal transfers	20 072	20 933	22 367	23 201	23 697	24 104
% change	8.0	4.3	6.9	3.7	2.1	1.7
Total revenue	81 879	83 596	87 028	89 899	92 625	95 428
% change	4.8	2.1	4.1	3.3	3.0	3.0
Expenditure
Program spending	–72 564	–76 902	–79 720	–82 294	–84 908	–87 563
% change	4.6	6.0	3.7	3.2	3.2	3.1
Debt service	–7 148	–7 066	–6 883	–6 696	–6 400	–6 172
% change	–5.2	–1.1	–2.6	–2.7	–4.4	–3.6
Total expenditure	–79 712	–83 968	–86 603	–88 990	–91 308	–93 735
% change	3.6	5.3	3.1	2.8	2.6	2.7
NET RESULTS OF CONSOLIDATED
ENTITIES
Non-budget-funded bodies and special
funds(1)	205	–236	–280	–307	–258	–643
Bodies in the health and social
services and education networks	–69	–29	–31	–31	–9	—
Generations Fund	2 293	2 491	2 707	2 991	3 265	3 502
Total consolidated entities	2 429	2 226	2 396	2 653	2 998	2 859
Contingency reserve	—	—	–100	–100	–100	–100
SURPLUS (DEFICIT)	4 596	1 854	2 721	3 462	4 215	4 452
BALANCED BUDGET ACT
Deposits of dedicated revenues
in the Generations Fund	–2 293	–2 491	–2 707	–2 991	–3 265	–3 502
Use of the stabilization reserve	—	637	—	—	—	—
BUDGETARY BALANCE(2)	2 303	—	14	471	950	950

(1)	These results include consolidation adjustments.
(2)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

| Appendices	7